EXHIBIT 1

AGREEMENT FOR JOINT FILING OF SCHEDULE 13D

The following parties hereby agree to file jointly the statement on Schedule 13D to which this Agreement is attached and any amendments thereto which may be deemed necessary pursuant to Regulation 13D-G under the Securities Exchange Act of 1934:

1.	Settian Capital LP as investment adviser to accounts that beneficially own the securities.

2.	PAVP Family Office Fund, LP as a beneficial owner of securities of the issuer.

3.	Karl K. Segerberg, individually and as President of Settian Capital and as the manager of the general partner of PAVP Family Office Fund. LP.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other parties unless such party knows or has reason to believe that such information is incomplete or inaccurate.

Date: August 1, 2025

Reporting Person/Group Name:	Settian Capital LP
By (Signature)	/s/Karl K. Segerberg
Name/Title:	Karl K. Segerberg, as President of Settian Capital LP.

Reporting Person/Group Name:	PAVP Family Office Fund, LP
By (Signature)	/s/Karl K. Segerberg
Name/Title	Karl K. Segerberg, as manager of PAVP General Partner, LLC, the General Partner of PAVP Family Office Fund, LP.

Reporting Person/Group Name:	Karl K. Segerberg
By (Signature)	/s/Karl K. Segerberg
Name/Title	Karl K. Segerberg